UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  April 27, 2010

VIRNETX HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33852	77-0390628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5615 Scotts Valley Drive, Suite 110 Scotts Valley, CA	95066
(Address of principal executive offices)	(Zip Code)

(831) 438-8200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On April 27, 2010, VirnetX Holding Corporation (the “Company”) entered into an engagement letter (the “Engagement Letter”) with McKool Smith, a professional corporation (“McKool”), confirming McKool as the Company’s lead counsel in the Company’s lawsuit filed in March 2010 against Microsoft Corporation (“Microsoft”) that alleges infringement of the Company’s U.S. Patent Nos. 6,502,135 and 7,188,180 by Microsoft’s Windows 7 and Windows Server 2008 R2 software products (the “March 2010 Litigation”).

McKool has agreed to represent the Company in the March 2010 Litigation at McKool’s standard hourly rates subject to a cap of $7.5 million, plus either (1) a contingency fee of 8% of the litigation proceeds from the March 2010 Litigation, if the March 2010 Litigation is settled independently of the Company’s litigation against Microsoft filed in February 2007 (the “February 2007 Litigation”), or (2) 2% of the proceeds from the March 2010 Litigation if the litigation is settled in connection with the February 2007 Litigation.  If the March 2010 Litigation and February 2007 Litigation are settled together, a total of 10% of the settlement proceeds would be payable to McKool pursuant to the two outstanding engagement letters that the Company has entered into with McKool.  McKool’s out-of-pocket expenses are not capped pursuant to the Engagement Letter but are estimated to be approximately $1.5 million.

The foregoing description of the Engagement Letter is a summary of the terms of the agreement between McKool and the Company and does not purport to summarize or include all terms related to the Engagement Letter.  The foregoing summary is qualified in its entirety by reference to the full text of the Engagement Letter which will be filed as an exhibit to the Company’s Quarterly Report for the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRNETX HOLDING CORPORATION

Date: May 3, 2010	By:	/s/ Kendall Larsen
Name: Kendall Larsen
Title: Chief Executive Officer